Exhibit 99.(a)(1)

STATE of DELAWARE

SECOND AMENDED AND RESTATED CERTIFICATE OF TRUST

This Second Amended and Restated Certificate of Trust of MassMutual Access Pine Point Fund (the “Trust”) is hereby duly executed and filed by the undersigned trustee of the Trust in accordance with the provisions of the Delaware Statutory Trust Act (Title 12 Del. C. Section 3801 et seq.) (the "Act") to amend and restate the Amended and Restated Certificate of Trust of the Trust, which was filed on December 13, 2021 with the Secretary of State of the State of Delaware, and sets forth the following:

1.            Name. The name of the trust is Barings Access Pine Point Fund.

2.            Registered Office; Registered Agent. The business address of the Trust’s registered office in the State of Delaware is c/o Corporate Creations Network Inc., 3411 Silverside Road, Tatnall Building #104, Wilmington, Delaware 19810. The name of the Trust’s registered agent at such address is Corporate Creations Network Inc.

3.            Investment Company. The Trust is a registered investment company under the Investment Company Act of 1940, as amended (15 U.S.C. §§ 80(a-1 et seq.).

4.            Effective Date. This Second Amended and Restated Certificate of Trust shall be effective upon filing.

IN WITNESS WHEREOF, the undersigned have duly executed this Amended and Restated Certificate of Trust in accordance with Section 3811(a)(2) of the Act.

By:	/s/ Jill Dinerman
Name: Jill Dinerman
Title: Trustee